Exhibit 10
VOLUNTARY RETIREMENT AGREEMENT AND RELEASE

In consideration of the mutual promises and agreements hereinafter set forth, the receipt and sufficiency of which are hereby mutually acknowledged, Allstate Insurance Company, its subsidiaries, parents and affiliates (collectively, “Allstate”), on its own behalf and on behalf of its officers, directors, agents, servants, employees, stockholders and assigns, and all other persons, firms, associations and corporations jointly or severally liable with it, and GLENN T. SHAPIRO (“Employee”) presently an employee of Allstate, do hereby enter into this Voluntary Retirement Agreement and Release (“Agreement”) and do hereby mutually covenant and agree as follows:

1.    Employee will continue in his role as President, Personal Property-Liability of Allstate until August 31, 2022. From September 1, 2022, until the close of business on September 30, 2022, Employee will serve as an advisor to his successor and the Chief Executive Officer of Allstate. As of the close of business on September 30, 2022, Employee’s employment with Allstate shall fully terminate; provided, however, that nothing in this Agreement may be read as a guarantee of continued employment for any specific duration or shall prevent Allstate from terminating Employee’s employment prior to September 30, 2022, due to Employee’s death or disability or for any other reason (Employee’s last day of employment, the “Separation Date”). Employee shall be entitled to paid time off earned but not taken as of the Separation Date and shall be entitled to no further compensation, severance, long-term disability coverage, salary, wage, bonus, incentive compensation, equity, equity-related or other grants, unaccrued paid time off or other form of remuneration or consideration except as hereinafter set forth in Paragraph 3 of this Agreement.

2.    Nothing in this Agreement may be read to alter or amend any terms or conditions of Employee’s employment with Allstate (including, without limitation, the at-will nature of Employee’s employment) other than those specified in this Agreement. For the avoidance of doubt, until the Separation Date, (i) Employee shall continue to be paid at his current base salary rate, less applicable withholdings and deductions, and (ii) except as otherwise provided in this Agreement, Employee will continue to be eligible to participate in Allstate’s benefit plans and arrangements, including retirement and fringe benefits in which Executive currently participates, subject to the terms and conditions of each such plan or arrangement, to the extent such terms and conditions are not superseded by the terms of this Agreement. All other employment policies continue in effect with regard to Employee’s employment.

3.    Provided that Employee (i) remains employed by Allstate until September 30, 2022 (or, if earlier, the date of Employee’s termination of employment by Allstate without Cause (as such term is referenced in the Performance Stock Award Agreement, dated February 19, 2020 (the “2020 PSA Award Agreement”), (ii) fulfills his obligations under and the conditions set forth in this Agreement, (iii) timely executes, delivers, and does not revoke this Agreement, and (iv) timely executes and delivers the supplemental release of claims substantially in the form attached hereto as Exhibit A (the “Supplemental Release”) within five (5) days following, but not before, the Separation Date, and does not thereafter revoke such Supplemental Release, then as good and valuable consideration for the general release of

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claims in this Agreement and in the Supplemental Release, Allstate shall provide the following consideration to Employee for working through September 30 (collectively, the “Separation Payments”):

1)Pay to Employee the lump sum amount of $1,100,000.00, subject to federal, state, FICA, and other applicable tax deductions and withholdings, no later than February 28, 2023; and

b) Continued vesting of 10,664 of the target performance stock awards granted to Employee pursuant to 2020 PSA Award Agreement under the 2019 Equity Incentive Plan (the “2020 PSAs”), pursuant to the terms and conditions thereof, which will be awarded to Employee, pursuant to the terms of the 2020 PSA Award Agreement including payment of dividend equivalents on vested PSAs and number of PSAs vesting based on attainment of 2020-2022 performance goals.

4.    Employee acknowledges and agrees that in the event Employee (i) violates the restrictions in Paragraph 16 of this Agreement or (ii) materially breaches any other material provision of this Agreement, then (x) Employee shall forfeit his right to the Separation Payments, (y) all of Employee’s 2020 PSAs shall be immediately forfeited for no additional consideration as of the Separation Date, and (z) any Separation Payments (including the value of the 2020 PSAs vesting under section 3(b) made to Employee prior to or as of the date of such violation or breach shall be repaid by Employee to Allstate in full within thirty (30) days following the date Allstate provides written notice to Employee of such violation or material breach.

5.    Should Employee die after the Effective Date (as defined in the Supplemental Release) and on or before the Separation Payments have been made pursuant to this Agreement, any unpaid Separation Payments owed under this Agreement shall be awarded to Employee’s estate on payment dates set forth in Paragraph 3 above.

6.    Any outstanding Allstate stock options that are vested and held by Employee as of the Separation Date shall remain exercisable in accordance with the terms of each applicable stock option award agreement governing such stock options, and any Allstate stock options held by Employee that are unvested as of the Separation Date shall be immediately forfeited and cancelled pursuant to the terms of such stock option award agreements. Employee acknowledges and agrees that other than the continued vesting of the 2020 PSAs set forth in Section 3(b), all other performance stock awards held by Employee as of immediately prior to the Separation Date, including without limitation, performance stock awards granted to Employee in 2021 and 2022, shall be canceled and forfeited by Employee as of the Separation Date.

7.    Employee acknowledges and agrees that he is not, and will not be, eligible to receive any cash bonus for the 2022 performance year under Allstate’s Annual Incentive Plan or otherwise or any other cash incentive compensation.

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8.    (i) Employee has held a position of trust and confidence with Allstate and possesses and has had access to highly valuable, confidential and/or proprietary information (“Confidential Information”). This term shall be interpreted broadly to include all information of any sort (whether merely remembered or embodied in a tangible medium) that: (a) is related to Allstate’s business; and (b) is not generally or publicly known. It includes, without limitation, customer, employee and supplier information; sales, financial, business, and new product development plans; information about Allstate software, hardware and other technologies, trade secrets, financial results, copyrights, data files, and other proprietary information, regardless of media or form. Employee agrees that such Confidential Information is the property of Allstate. Employee shall return or, solely upon Allstate’s written request, delete or destroy all company property and all copies (paper or electronic), including, but not limited to, files, data studies, software, plans and equipment and whether or not containing Confidential Information, to Allstate on or before the Separation Date. In addition, if Employee has used any personal computer, phone, server, email system or other device, network or storage location to receive, store, review, prepare or transmit any Confidential Information or other company property, Employee agrees to provide Allstate reasonable access to any such device, network or storage location as reasonably requested to verify that the necessary return, deletion and/or destruction is completed.

    (ii) Employee shall not (a) disclose, cause or permit disclosure of the Confidential Information nor (b) make any use of the Confidential Information for Employee or others, in either case, except as required by law or approved in writing by Allstate and shall notify Allstate promptly should Employee become aware of any unauthorized disclosure of such information. Nothing in this Agreement prohibits Employee from voluntary disclosure of information or documents to any governmental agency, legislative body, self-regulatory organization or law enforcement agency, including, without limitation, the Securities and Exchange Commission or Department of Justice, without advance notice to Allstate, or shall require Employee to notify or get permission from Allstate before doing so, or prohibit Employee from cooperating or participating in an investigation or proceeding conducted by such a government agency, or otherwise prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court or arbitrator of competent jurisdiction or an authorized government agency; provided that the disclosure of Confidential Information does not exceed the extent of disclosure required by such law, regulation, or order. This may include a disclosure of trade secret information provided that it complies with the Defend Trade Secrets Act of 2016 (“DTSA”), which provides that (1) no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that: (A) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an

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individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order. The foregoing shall not be deemed to authorize or limit liability for an act by Employee which would otherwise be illegal absent this Agreement, such as unlawful access of material by unauthorized means or theft of Allstate property.

    (iii) Employee’s obligation not to use or disclose Confidential Information of Allstate shall remain in effect for so long as the Confidential Information is not publicly available, where such public disclosure is not the result of an unauthorized disclosure by Employee or anyone else who is not authorized to make such public disclosure. In the event that Employee is in a jurisdiction that requires a temporal limitation regarding non-disclosure of Confidential Information, then the temporal limitation for this restriction shall be three (3) years for information that is Confidential Information but not a trade secret (as defined by applicable law), and will remain indefinite as to Confidential Information that is a trade secret.

9.    In addition to Employee’s obligations not to use or disclose Confidential Information, Employee agrees to promptly disclose to Allstate any ideas, inventions, discoveries, improvements, methods of doing business, processes, products, information, software, trademarks, or trade secrets that were conceived, developed or reduced to practice by Employee, either solely or jointly with others, at any point during Employee’s employment with Allstate, whether or not they are patentable, copyrightable or subject to trademark or trade secret protection (“Allstate Developments”). All Allstate Developments shall be the sole and exclusive property of Allstate, and Employee agrees to assign and does hereby assign them to Allstate. Each copyrightable Allstate Development prepared in whole or part by Employee during the course of Employee’s employment with Allstate shall either be deemed a “work made for hire” under the copyright laws, and Allstate shall own the entire copyright in each such copyrightable Allstate Development or, if not deemed a “work made for hire,” Employee agrees to assign and does hereby assign such Allstate Developments to Allstate.

At Allstate’s expense, Employee will cooperate fully with Allstate in patenting, registering, maintaining, enforcing and defending such Allstate Developments. Allstate shall own any records made by Employee relating to Allstate Developments or the creation thereof.

10.    The parties to this Agreement recognize that irreparable harm would result from any actual or threatened breach by Employee of any of the covenants contained in Paragraphs 8, 9 or 16 and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, in the event of a breach or threatened breach of any of the covenants contained in Paragraphs 8, 9 or 16, Employee acknowledges and agrees that Allstate shall be entitled to specific performance and/or injunctive or

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other equitable relief from a court or arbitrator of competent jurisdiction in order to enforce or prevent any violations of such covenants (without posting a bond or other security). Moreover, Employee acknowledges and agrees that any award of injunctive relief shall not preclude Allstate from enforcing its rights pursuant to Paragraph 4 or seeking or recovering lawful compensatory damages which may have resulted from a breach of any of the covenants contained in Paragraphs 8, 9 or 16. Furthermore, Allstate may take any action at its discretion to protect its Confidential Information including the discontinuation of any and all payments still due and owing under this Agreement.

11.    Allstate shall provide employment verification in accordance with Allstate policy governing the same, provided that Employee directs all requests for such verification to Allstate Chief Human Resources Officer, Robert Toohey, or his successor, at Allstate Insurance Company, 2775 Sanders Road, Northbrook, IL, 60062.

12.    In return for the consideration set forth in this Agreement, which Employee would not be entitled to if Employee did not voluntarily enter into this Agreement (and the Supplemental Release), Employee and his heirs, representatives, administrators, agents, executors and assigns (the “Releasors”) do hereby release and forever discharge, to the fullest extent permitted by law, Allstate (including, for the avoidance of doubt, its subsidiaries, parents and affiliates), and each of its and their officers, directors, agents, servants, employees, stockholders and assigns, and all other persons, firms, associations and corporations who are or may be jointly or severally liable with it or them (the “Released Parties”), of and from any and all claims, demands, actions, causes of action, judgments, rights, fees, damages, debts, obligations, liabilities and expenses of any kind whatsoever, whether presently known or unknown, suspected or unsuspected, that the Releasors may have or have ever had against any of the Released Parties (collectively, “claims”) arising from, or in any way related to, Employee’s employment with Allstate and the termination thereof, including any performance stock awards other than the treatment of the 2020 PSAs set forth in Section 3 of the Agreement and the treatment of Allstate stock options set forth in Section 6 of the Agreement, and any other equity, equity-related or cash incentive compensation, and all other claims otherwise relating to any of the Released Parties. This release is intended to have the broadest possible application and specifically applies, without limitation, to all claims for wrongful termination, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, discrimination, harassment, retaliation, failure to accommodate, loss of future earnings, and any claims under any applicable state, federal, or local statutes, ordinances, and regulations, including, but not limited to, the Fair Labor Standards Act, 29 U.S.C. § 201, et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000 (e), et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981, et seq., the Americans with Disabilities Act, 42 U.S.C. § 1201, et seq., the National Labor Relations Act, 29 U.S.C. §151, et seq.; the Family and Medical Leave Act, 29 U.S.C. §2601 et seq.; the Rehabilitation Act of 1973, 29 U.S.C. §701 et seq.; Federal

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Executive Order 11246; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §201 et seq.; the Rehabilitation Act, 29 U.S.C. §701 et seq.; the Pregnancy Discrimination Act, 42 U.S.C. §2000 et seq.; the Whistleblower Protection Statutes, 10 U.S.C. §2409, 12 U.S.C. §1831j, 31 U.S.C. §5328, 41 U.S.C. §265; the Illinois Human Rights Act; the Illinois Constitution; the Florida Civil Rights Act; the Florida Constitution; any amendments and implementing regulations relating to the foregoing statutes; and any other federal, state or local statute, law, ordinance, regulation or order that may be legally waived and released, as well as any claims under contract, tort, common or constitutional law.

    Notwithstanding the foregoing, this general release is not intended to bar, release, waive or discharge (x) any claim arising from a breach by Allstate of this Agreement, (y) any claims that, by law, may not be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, or statutory indemnity, or (z) rights or claims that arise after Employee signs the Agreement.

    Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims released in this Agreement and agrees, nonetheless, that this Agreement and the waiver and release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. Employee declares and represents that Employee intends this release to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Employee intends the release herein to be final and complete. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

    Nothing in this Agreement shall be construed as an admission by Allstate of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation. Allstate specifically disclaims and denies any wrongdoing or liability to Employee.

13.    Employee represents, warrants, and confirms that the Employee has not filed any claim against any of the Released Parties with any arbitrator, court of law, or local, state, or federal government or agency. Nothing in this Agreement shall be interpreted as interfering with Employee’s right to file a charge or complaint with or from participating in an investigation or proceeding conducted by any governmental agency tasked with the enforcement of state or federal law, including the U.S. Equal Employment Opportunity Commission, the Securities and Exchange Commission, the National Labor Relations Board, or any other federal, state or local agency charged with the enforcement of any laws.

14.    Employee covenants and agrees, to the maximum extent permitted by law, to provide written notice of any subpoena, notice or command that Employee receives relating to Allstate or any of the other Released Parties to Allstate Insurance Company at 2775 Sanders Road, Northbrook, IL,

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60062, Attn: General Counsel. Employee shall provide said notice by overnight mail, return receipt requested, within three (3) calendar days of Employee’s receipt of such subpoena, notice, request for information or other command.

15.    Employee agrees to make himself available to and cooperate with Allstate in any Allstate internal investigation or administrative, regulatory, or judicial proceeding in which Employee is or may be a witness. Such cooperation by Employee is understood to include, but not be limited to, making Employee available to Allstate upon reasonable notice for interviews and factual investigations, appearing at Allstate’s request for the purpose of giving testimony without requiring service of a subpoena or other legal process, volunteering to Allstate pertinent information, and turning over to Allstate all relevant documents which are or may in the future come into Employee’s possession. In the event that Allstate asks for Employee’s cooperation in accordance with this paragraph, Allstate agrees to reimburse Employee for reasonable travel expenses, including lodging and meals, upon submission of receipts to Allstate for such expenses. Further, Employee agrees, effective as of August 31, 2022, or such earlier date as may be requested by Allstate, (i) to resign from any and all officer, director and committee positions with Allstate, and from any other roles or positions as may be requested by Allstate, (ii) to sign any such documents as reasonably requested by Allstate to effect such resignation(s) and (iii) not to represent himself as being an officer, executive or authorized agent of Allstate.

16.    While employed and until February 29, 2024, Employee agrees not to, directly or indirectly: (i) encourage any employee or agent of Allstate to terminate his or her relationship with Allstate; (ii) employ, engage as a consultant or adviser, or solicit the employment or engagement as a consultant or adviser of, any employee or agent of Allstate, or cause or encourage any person or entity to do any of the foregoing; (iii) establish (or take preliminary steps to establish) a business with, or encourage others to establish (or take preliminary steps to establish) a business with, any employee or exclusive agent independent contractor of Allstate that would interfere with the relationship between Allstate and the employee or agent; (iv) interfere with the relationship of Allstate with, or endeavor to entice away from Allstate, any person who or which at any time since the Employee’s hire date was or is a material customer or material supplier of, or maintained a material business relationship with, the Allstate; or (v) engage in, own or control an interest in, or act as principal, director, officer, or employee of, or consultant to, any firm or company that is a Competitive Business. “Competitive Business” is defined as a business that designs, develops, markets, or sells a product, product line, or service that competes with any product, product line, or service of the division in which the Employee works. Should a court or arbitrator determine that any of the provisions of this Paragraph 16 are overly broad or otherwise unenforceable, the court or arbitrator may narrow or otherwise modify the provisions to make them enforceable to the maximum extent permitted by law.

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17.    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to supersede or invalidate any agreements between Employee and Allstate relating to non-competition, non-solicitation of employees, non-solicitation of customers, or non-use or non-disclosure of confidential information (“Prior Restrictive Covenants”). To the extent that the terms of this Agreement and any such Prior Restrictive Covenants conflict and cannot be resolved, the terms of this Agreement will govern.

18.    Employee and Allstate warrant and acknowledge that Employee was advised in writing to consult with an attorney prior to executing this Agreement. Employee and Allstate further warrant and acknowledge that they have each read, reviewed, and fully considered the terms of this Agreement, have made such investigation of the facts pertinent hereto as each deems necessary and appropriate, and fully understand the terms and effect of this Agreement and execute the same freely of their own accord. Employee and Allstate hereby acknowledge that the terms of this Agreement are contractual, and not a mere recital, and are the result of mutual consent to, and understanding of, the terms of this Agreement. This Agreement contains the entire agreement between the parties as to the subject matter of this Agreement, and each acknowledges that there are no other agreements or understandings between them on those subject matters, except as expressly provided for herein. This Agreement is to be governed by the law of the State of Florida.

19.    Subject to Paragraph 8(ii), at no time shall Employee make any remarks disparaging the conduct or character of Allstate, or any of its respective agents, attorneys, managers, employees, officers, directors, successors, or assigns. Employee agrees and promises that Employee will not defame, criticize or make any negative remark, written or oral, to any person or entity relating to Allstate, Employee’s employment with Allstate, or Employee’s termination of employment from Allstate. Employee further agrees that should Employee violate this provision, Allstate shall have the right to pursue any and all remedies which may be available to it, whether legal, equitable or otherwise. Employee further acknowledges that Allstate’s right to recover any remedy under this provision does not preclude Allstate from exercising any and all remedies available to it for any violation or breach of any other term, condition or provision of this Agreement.

20.    Allstate and Employee, on behalf of Employee and the other Releasors, agree to arbitrate disputes that arise out of or relate to this Agreement before a single arbitrator in Chicago, Illinois in lieu of litigating in court. The arbitration shall occur in accordance with the Employment Rules and Mediation Procedures of the American Arbitration Association (“AAA”) in effect at the time any party submits any claims covered by this Agreement, except any arbitrator must be a member of the bar in good standing in the state of Illinois. Any authorized decision or award of the arbitrator shall be final and binding upon the parties. The arbitrator shall award any type of legal or equitable relief available in a court of competent jurisdiction, including, but not limited to, recovery of the

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prevailing parties’ attorney’s fees and costs, to the extent such damages are available under law. Notwithstanding the foregoing, Allstate may apply to a court of competent jurisdiction for injunctive or other emergency relief for violations or threatened violations by Employee of Paragraphs 8, 9 or 16 of this Agreement.

21.    Except as provided in Paragraph 16, Employee and Allstate agree and understand that should any provision, term or condition of this Agreement be declared illegal, void or unenforceable, it shall be severed. The remaining terms, provisions and conditions shall remain in full force and effect and shall remain binding on Employee and Allstate.

22.    Except as stated herein, Employee and Allstate hereby agree and understand that this Agreement and the 2020 PSA Award Agreement (as modified herein) contains the complete and entire agreement between Employee and Allstate concerning the subject matter of this Agreement. Employee and Allstate further agree and understand that the terms, provisions and conditions of this Agreement may not be altered or modified except by a subsequent writing signed by Employee and a duly authorized agent of Allstate.

23.    It is the intent of the parties that the payments hereunder are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to the fullest extent possible, and this Agreement shall be interpreted and construed consistently with such intent. Notwithstanding the foregoing, any payments (i) that are subject to the general release contained herein, for which the consideration and any revocation periods cross two calendar years, shall be paid on the first payroll date in the second calendar year that occurs, regardless of the date this Agreement is signed, or (ii) that are not exempt from Code Section 409A and are to be paid to a specified employee (as defined in Code Section 409A), shall be subject to a six-month delay following the specified employee’s date of separation from service, if required under Code Section 409A. To the extent any expense reimbursement under this Agreement is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement in one calendar year will not affect the expenses eligible for reimbursement in any other taxable year, in no event will any expenses be reimbursed after the last day of the calendar year following the calendar year in which Employee incurred such expenses, and in no event will any right to reimbursement be subject to liquidation or exchange for another benefit. Notwithstanding anything herein to the contrary, Allstate makes no guaranty regarding the tax treatment of any payments to Employee under this Agreement and shall not be liable for any additional tax, interest or penalties that may be imposed on Employee by Code Section 409A or for any damages for failing to comply with Code Section 409A.

24.    This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, administrators, representatives, executors, successors and assigns.

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I HAVE READ THIS VOLUNTARY RETIREMENT AGREEMENT AND RELEASE AND, UNDERSTANDING ALL OF ITS TERMS, I SIGN IT AS MY FREE ACT AND DEED.

IN WITNESS WHEREOF, the parties hereto have approved and executed this Agreement on this 18th day of August, 2022.

EMPLOYEE /s/ Glenn T. Shapiro
GLENN T. SHAPIRO

ALLSTATE INSURANCE COMPANY
_/s/ Robert A. Toohey_______________
By: Its:	Robert A. Toohey______________ Executive Vice President and Chief Human Resources Officer_______